EXHIBIT 4.3






                              STOCK OPTION AGREEMENT



               THIS AGREEMENT, made and entered into as of the 9th day of April, 1992, by and between Coca-Cola Enterprises Inc., a Delaware corporation with its principal place of business in Atlanta, Georgia (the "Corporation"), and L. Phillip Humann, a resident of Atlanta, Georgia ("Optionee"),

                              W I T N E S S E T H:

               WHEREAS, the shareholders of the Corporation, at their annual meeting held October 29, 1986, and the Board of Directors of the Corporation by written consent dated October 25, 1986, have authorized the grant of certain special stock options with respect to the Common Stock, $1.00 par value (the "Common Stock"), of the Corporation, to certain of the directors of the Corporation in connection with their valuable services to be rendered to the Corporation in such capacity; and

               WHEREAS, L. Phillip Humann was elected on at the Annual Meeting of Share Owners held on April 8, 1992 as a member of the Board of Directors of the Corporation and the Board of Directors, at its meeting held April 9, 1992 has approved the award of similar options to Mr. Humann;

               NOW, THEREFORE, in consideration of the premises and of the terms and conditions hereinafter set forth, the undersigned agree as follows:

               1. The Corporation hereby grants to the Optionee, and the Optionee hereby accepts, an option effective this date to purchase 1,500 shares of the Common Stock (the "Option") at an option price of $16.50 per share, being the offering price of the Common Stock as set forth in the Corporation's Prospectus of November 21, 1986.

               2. The Option shall expire on the date which is ten years plus one day after the date hereof.

               3. The Option may be exercised at any time and from time to time during the period from the date the Option is granted to the date of the expiration of the Option, provided:

                    (a) No portion of the Option may be exercised for a period of sixty (60) days after the date hereof, except as hereinafter provided.

                    (b) During the life of the Optionee the rights granted the Optionee hereunder are non-transferable and may be exercised only by the Optionee. The Option shall not
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               betransferable other than by will or by the laws of descent and distribution.

                    (c) Except as set forth in Paragraph 3(d), in the event the Optionee's service on the Board of Directors shall be terminated for any reason, except death or disability, the right of the Optionee to exercise the Option shall terminate upon the earlier of (i) the expiration of six (6) months from the date of such termination or (ii) the date of the termination of the Option.

                    (d) In the event of the termination of the Optionee's service on the Board of Directors on account of death or disability, the right of the Optionee or the executor or administrator of the Optionee's estate or a transferee of the Option by will or by laws of descent and distribution to exercise the Option shall terminate upon the earlier of the expiration of twelve (12) months from the date of such termination of service or upon the termination of the Option.

                    (e) The Optionee shall make payment of the option price in cash to the Corporation in full at the time the option or any portion thereof is exercised. The date of exercise shall be deemed to be the date such payment is received by the Corporation.

               4. In the event of any increase in the number of issued shares of the Common Stock by reason of stock dividends or stock splits, the total number of shares covered in the Option, or any unexercised portion thereof if less than the total number of shares optioned, shall be increased, and the price per share shall be decreased, in proportion to such increase in issued shares. The Corporation, in its discretion, shall make this adjustment.

               5. The Option is not granted in accordance with or pursuant to any other outstanding stock option plan of the Corporation.

               6. When the transfer of the Common Stock covered by the Option may in the opinion of the Corporation conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Corporation reserves the right to refuse to transfer such Common Stock, and shall return any tendered option price therefor.

               7. The Corporation agrees, as promptly as practicable after the exercise of the Option or any portion thereof by the Optionee, to cause to be filed a registration statement, or an amendment to the Corporation's Registration Statement No. 33-18495, under the Securities Act of 1933 pursuant to which the

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          Optionee will be able to resell such shares and further, the
          Corporation shall cause such registration statement to remain effective for at least a three year period after such exercise.

               IN WITNESS WHEREOF, the Corporation has caused this Agree-ment to be executed by its duly authorized officer and the Optionee has accepted the Option, subject to the terms and conditions hereinabove set forth, all as of the date first above written.


          COCA-COLA ENTERPRISES INC.      OPTIONEE


              LOWRY F. KLINE              L. PHILLIP HUMANN
          By:------------------------     -----------------------
                                          L. Phillip Humann
          Title:    GENERAL COUNSEL
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